Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Triad Hospitals, Inc. for the registration of $800,000,000 of debt or equity securities and to the incorporation by reference therein of our reports dated March 10, 2005, with respect to the consolidated financial statements of Triad Hospitals, Inc., Triad Hospitals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Triad Hospitals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

March 10, 2005

Dallas, TX